                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                       January 28, 2003 (January 27, 2003)

                     St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

          Delaware                     001-31539                 41-0518430
(State or other jurisdiction          (Commission              (I.R.S Employer
      of incorporation)               File Number)           Identification No.)

             1776 Lincoln Street, Suite 700, Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (303) 861-8140

                                 Not applicable
         (Former name or former address, if changed since last report.)

Item 5.  Other Events and Regulation FD Disclosure.

     On January 27, 2003, St. Mary Land & Exploration Company learned that certain clerical errors had occurred in computing the effect of natural gas commodity price changes on the mark-to-market accrued derivative balance sheet asset and liability resulting from its natural gas hedging positions together with the related deferred income tax and accumulated other comprehensive income balance sheet amounts, along with the footnotes thereon, set forth in St. Mary's consolidated balance sheets included in its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30,
2002.

     Such errors did not have any effect on the consolidated statements of operations or cash flows for any of the periods included in such reports, and
St. Mary has determined that the effects of the errors were not material to any of the affected balance sheets or to the financial statements taken as a whole.
In addition, the disclosures regarding the details of the underlying hedge contracts, including volumes, average fixed prices and duration, as set forth in the Management's Discussion and Analysis of Financial Condition and Results of
Operations section in each of the 2002 Form 10-Qs and in press releases issued by St. Mary during that period, enabled the computation of accurate amounts with respect to the above described balance sheet items.

     With respect to St. Mary's consolidated balance sheet as of September 30,
2002 included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, had the clerical errors not been made, the accrued derivative asset of $5,973,000 would have been reduced to $0, which reduction would have been partially offset by an increase in the deferred tax asset from
$0 to $4,241,000, with a net reduction in total current assets of $1,732,000 from $105,789,000 to $104,057,000. In addition, the accrued derivative liability would have been increased from $0 to $7,593,000, which net of an insignificant reduction in the deferred tax liability would have resulted in an increase in total current liabilities of $6,614,000 from $42,581,000 to $49,195,000. Also, accumulated other comprehensive income, a component of stockholders' equity, would have been reduced by $9,109,000 from $2,015,000 to a loss of $7,094,000 thereby reducing total stockholders equity from $302,374,000 to $293,265,000.
Further, a disclosure was made in the notes to consolidated financial statements that based on current prices St. Mary expected that $2,399,000 of the after tax gain amount included in accumulated other comprehensive income will be included in earnings during the next 12 months. Such amount should have been an expected loss of approximately $6 million based on commodity prices at that time. Such mark-to-market commodity hedging position gains and losses change daily with daily changes in commodity prices.

     The Company issued a press release dated January 28, 2003 announcing the clerical errors and the filing of this report. Such press release is furnished as part of this report as Exhibit 99.1.

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Item 7.  Financial Statements and Exhibits.

         (c) Exhibits.

             The following exhibit is furnished as part of this report:

             Exhibit 99.1  Press release of St. Mary Land & Exploration
                           Company dated January 28, 2003.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ST. MARY LAND & EXPLORATION COMPANY

Date:  January 28, 2003                  By: /S/ MARK A. HELLERSTEIN
                                             -----------------------
                                             Mark A. Hellerstein
                                             Chairman of the Board, President
                                             and Chief Executive Officer

Date:  January 28, 2003                   By: /S/ RICHARD C. NORRIS
                                              ---------------------
                                              Richard C. Norris
                                              Vice President - Finance,
                                              Treasurer and Secretary